Exhibit 3.17

CERTIFIED COPY

Deed of Incorporation of

CHC HOOFDDORP B.V.

having its registered office in

Hoofddorp.

Number B.V. 1444162

Deed dated 17 July 2007.

VANDOORNEN.V.

DtB/JT/db/60006347

OPRICHTING CHC HOOFDDORP B.V.

Op zeventten juli tweeduizend zeven, is voor mij, mr. Daan ter Btaak, notatis te

Amsterdam, verschenen:

mr. Jacobine Marga Alice Tinselboer, geboten te Hardenberg op zestien augustus negentienhondetd vijfenzeventig, met kantooradres Jachthavenweg 121, 1081 KM

Amsterdam, handelend als sch±iftelijk gevohnachtigde van:

CHC Netherlands B.V., een besloten vennootschap met beperkte aansprakelijklieid, statutait gevestigd te Amsterdam en kaatoorhoudende te Parelkaa 9, 2132 WS Hoofddotp, ingeschrevefl in het Handelsregister van de Kamer van Koophandel ondei dossiemummej:: 34201433, hiema te noemen: de “Oprichtet”.

De comparant, handelend als vermeld, heeft vetkkatd een besloten vennootschap metbeperkte aansptakelijkheid op te tichten met de volgende statuten:

S 1 A 1 U 1 Ji IN

Naam. Zetel.

Artikell.

1. De Vennootschap is een besloten vennootschap met bepetkte aansptakelijkheiden draagt de naam: CHC Hoofddotp B.V.

2. De Vennootschap is gevestigd te: Hoofddorp.

Zij kan elders, ook buiten Nededand, nevenvestigingen hebben.

Doel.

Artikel2.

1. De vennootscliap heeft ten doel:

a. het—al dan niet tezamen met andeten—verwerren en vetvteemden vandeelnemingen of andere belangen in techtspersonen, vennootschappen enondememingen, het samenwerken daatmee en het besturen daarvan;

b. het verkrijgen, beheren, exploiteren, bezwaren en vervreemden vangoederen—lechten van intellectuele eigendom daaronder begtepen—,zomede het beleggen van vetmogen;

c. het ter leen vetstrekken of doen versttekken van gelden, in het bijzondet -

KONINKLIJKE NOTARIËLE BEROEPSORGANISATIE

doch niet uitsluitend - aan dochtermaatschappijen, groepsmaatschappijen en/of deelnemingen van de Vennootschap - alles met inachtneming van het bepaalde in lid 2 van dit artikel - , zomede het ter leen opnemen of doen opnemen van gelden;—

d. het sluiten van overeenkomsten waarbij de Vennootschap zekerheid stelt, zich als borg of hoofdelijk medeschuldenaar verbindt, zich sterk maakt of zich naast of voor anderen verbindt, in het bijzonder - doch niet uitsluitend - ten behoeve van rechtspersonen en vennootschappen als hiervoor onder c. bedoeld;—

e. het, niet bedrijfsmatig, doen van periodieke uitkeringen, zowel ten titel van pensioen als anderszins;—

f. het verrichten van al hetgeen met het vorenstaande verband houdt of daartoe bevorderlijk kan zijn.—

2. Het is de Vennootschap, tot ten hoogste het bedrag van de uitkeerbare reserves, toegestaan leningen te verstrekken met het oog op het nemen of verkrijgen van Aandelen in haar kapitaal of van Certificaten daarvan.—

Kapitaal.—

Artikel 3.—

Het maatschappelijk kapitaal van de Vennootschap bedraagt negentigduizend euro (EUR 90.000), verdeeld in negenhonderd (900) Aandelen, elk nominaal groot éénhonderd euro (EUR 100).—

Begripsbepalingen.—

Artikel 4.—

1. In de statuten wordt verstaan onder:—
   a. **"Boek 2"**: Boek 2 van het Burgerlijk Wetboek;—
   b. **"Directie/Directeur(en)"**: het bestuur/de bestuurder(s) van de Vennootschap in de zin van Boek 2;—
   c. **"Vennootschap"**: de rechtspersoon waarop de onderhavige statuten van toepassing zijn;—
   d. **"Algemene Vergadering"**: de algemene vergadering van aandeelhouders als orgaan van de Vennootschap, alsook bijeenkomsten van dit orgaan;—
   e. **"Aandelen"**: aandelen in het kapitaal van de Vennootschap;—
   f. **"Blokkeringsregeling"**: de in de statuten opgenomen bepalingen die de vrije overdraagbaarheid van Aandelen beperken;—
   g. **"Certificaten"**: al dan niet met medewerking van de Vennootschap uitgegeven certificaten op naam van Aandelen;—

KONINKLIJKE NOTARIËLE BEROEPSORGANISATIE

h. **"Certificaathouders"**: houders van met medewerking van de Vennootschap uitgegeven Certificaten, zomede stemgerechtigde vruchtgebruikers van Aandelen, stemgerechtigde pandhouders van Aandelen en aandeelhouders zonder stemrecht;-

i. **"Certificaathoudersrechten"**: de rechten die de wet toekent aan de onder h. bedoelde Certificaathouders, ondermeer omvattende het recht te worden opgeroepen tot Algemene Vergaderingen, het recht die vergaderingen bij te wonen en daarin het woord te voeren.-

2. Onder: "schriftelijk" wordt in deze statuten tevens verstaan: per post, per telefax of via enig ander telecommunicatiemiddel dat in staat is geschreven tekst over te brengen.-

<u>Aandelen. Certificaten. Vruchtgebruik en pandrecht op Aandelen.</u>-

<u>Artikel 5.</u>-

1. De Aandelen luiden op naam. Aandeelbewijzen worden niet uitgegeven. De Directie kan de Aandelen van een doorlopende nummering voorzien, te beginnen met het nummer 1. De Directie kan, met inachtneming van het bepaalde in de vorige zin, de nummering van Aandelen wijzigen.-
2. De Vennootschap kan haar medewerking verlenen aan het uitgeven van Certificaten. Certificaten aan toonder mogen niet worden uitgegeven.-
3. Op Aandelen kan vruchtgebruik worden gevestigd. Indien bij de vestiging van het vruchtgebruik is bepaald dat het stemrecht toekomt aan de vruchtgebruiker, komt hem dit recht slechts toe, indien de toekenning van het stemrecht aan de vruchtgebruiker, alsmede - bij overdracht of overgang van het vruchtgebruik - de overgang van het stemrecht met algemene stemmen is goedgekeurd door de Algemene Vergadering.-
4. Op Aandelen kan pandrecht worden gevestigd. Indien bij de vestiging van het pandrecht is bepaald dat het stemrecht toekomt aan de pandhouder, komt hem dit recht slechts toe, indien de vestiging van het pandrecht met algemene stemmen is goedgekeurd door de Algemene Vergadering.-
   Treedt een ander in de rechten van de pandhouder, dan komt hem het stemrecht slechts toe, indien de Algemene Vergadering de overgang van het stemrecht met algemene stemmen goedkeurt.-
5. Aan de aandeelhouder die geen stemrecht heeft als gevolg van een op zijn Aandelen rustend vruchtgebruik of pandrecht, aan stemgerechtigde vruchtgebruikers van Aandelen en aan stemgerechtigde pandhouders van Aandelen komen de Certificaathoudersrechten toe. Aan vruchtgebruikers en pandhouders van Aandelen die geen stemrecht hebben, komen de

Certificaathoudersrechten niet toe.

Levering van Aandelen. Uitoefening aandeelhoudersrechten.

Artikel 6.

1. Voor de levering van een Aandeel is een daartoe bestemde notariële akte vereist waarbij de vervreemder en de verkrijger partij zijn,

2. Het bepaalde in lid 1 van dit artikel is op gelijke wijze van toepassing op de vestiging en overdracht van vruchtgebruik op Aandelen, de vestiging van pandrecht op Aandelen en op de verdeling van een gemeenschap waartoe Aandelen behoren of waartoe een vruchtgebruik op Aandelen behoort.

3. Na een rechtshandeling als bedoeld in de leden 1 en 2 van dit artikel, kunnen de aan de betrokken Aandelen verbonden rechten eerst worden uitgeoefend nadat de akte aan de Vennootschap is betekend of de Vennootschap de rechtshandeling schriftelijk heeft erkend. Het bepaalde in de vorige zin is niet van toepassing, indien de Vennootschap zelf partij was bij de rechtshandeling.

Opgaaf van woonplaats en adrcs. Oproepingen en kennisgevingen. Register van aandeelhouders.

Artikel 7.

1. Aandeelhouders, pandhouders en vruchtgebruikers van Aandelen, zomede houders van met medewerking van de Vennootschap uitgegeven Certificaten dienen hun woonplaats en adres schriftelijk op te geven aan de Vennootschap.

2. Oproepingen, kennisgevingen, mededelingen en, in het algemeen, alle berichten die bestemd zijn voor de in lid 1 van dit artikel bedoelde personen, geschieden schriftelijk aan het adres dat zij aan de Vennootschap hebben opgegeven.

3. Door de Directie wordt een register gehouden, waarin de inschrijving geschiedt van de wettelijk vereiste gegevens omtrent aandeelhouders, vruchtgebruikers en pandhouders. Voorts wordt in dit register elk verleend ontslag van aansprakelijkheid voor nog niet gedane stortingen op Aandelen ingeschreven.

4. Indien en zodra Certificaten zijn uitgegeven met medewerking van de vennootschap, worden de gegevens omtrent de houders van die Certificaten ingeschreven in het in lid 3 van dit artikel bedoelde register van aandeelhouders, dan wel in een daarbij behorend en daarvan deel uitmakend afzonderlijk register.—

5. Het register van aandeelhouders wordt regelmatig bijgehouden. De bladen van dit register worden doorlopend genummerd en gewaarmerkt door een zodanig aantal Directeuren als voor de rechtsgeldige vertegenwoordiging van de Vennootschap is vereist. Elke inschrijving of aantekening in het register wordt op gelijke wijze gewaarmerkt.

Uitgifte van Aandelen.

Artikel 8.

1. De Algemene Vetgadering is bevoegd te besluiten tot uitgifte van Aandelen, daaronder begrepen het vaststellen van de koers van uitgifte en de verdere voorwaarden, waaronder de storting op Aandelen in vreemd geld kan zijn begrepen.

2. Het bepaalde in lid 1 van dit artikel is van overeenkomstige toepassing op het verlenen van rechten tot het nemen van Aandelen, maar is niet van toepassing op uitgifte van Aandelen aan iemand die een voordien reeds verkregen recht tot het nemen van Aandelen uitoefent.

3. Voor de uitgifte van Aandelen is een notariële akte vereist, waarbij de Vennootschap en iedere persoon aan wie Aandelen worden uitgegeven partij zijn.

4. De Vennootschap kan geen Aandelen nemen in haar kapitaal.

5. Bij het nemen van het Aandeel moet daarop het nominate bedrag worden gestort. Bedongen kan worden dat een deel, ten hoogste drie vierden van het nominale bedrag, eerst, behoeft te worden gestort nadat de Vennootschap het zal hebben opgevraagd. Een zodanig beding kan slechts voorafgaand aan het besluit tot uitgifte worden aangegaan en behoeft de goedkeuring van de Algemene Vergadering.

Voorkeursrecht bij uitgifte.

Artikel 9.

1. Voor zover de wet niet anders bepaalt, heeft iedere aandeelhouder bij uitgifte van Aandelen een voorkeursrecht naar evenredigheid van het gezamenlijke bedrag van zijn Aandelen op de dag waarop tot uitgifte wordt besloten.

2. Indien een aandeelhouder zijn voorkeursrecht niet, niet tijdig of niet volledig uitoefent, komt het voorkeursrecht voor de vrijvallende Aandelen toe aan de overige aandeelhouders, in de verhouding als in lid 1 van dit artikel omschreven.—

3. De Algemene Vergadering kan, telkens voor een enkele uitgifte, besluiten het voorkeursrecht tot het nemen van Aandelen te beperken of uit te sluiten, mits een zodanig besluit gelijktijdig met het besluit tot uitgifte wordt genomen.

4. De Vennootschap kondigt de uitgifte met voorkeursrecht en het tijdvak waarin dat kan worden uitgeoefend aan alle aandeelhouders aan. Het voorkeursrecht kan worden uitgeoefend gedurende de door de Algemene Vergadering vast te stellen termijn, die ten minste vier weken bedraagt, te rekenen van de dag af die volgt op de dag van verzending van de aankondiging.

5. Het hiervoor in dit artikel bepaalde is van overeenkomstige toepassing op het verlenen van rechten tot het nemen van Aandelen.

Verkrijging van Aandelen of Certificaten door de Vennootschap.

Artikel 10.

1. Verkrijging door de Vennootschap van niet-volgestorte Aandelen is nietig.
2. De Vennootschap mag volgestorte Aandelen verkrijgen krachtens een daartoe strekkend besluit van de Algemene Vergadering. Zodanig besluit machtigt en verplicht de Directie tot de verkrijging, onverminderd het hierna in dit lid bepaalde.
   De verkrijging van volgestorte Aandelen door de Vennootschap is slechts toegestaan, indien:
   a. haar eigen vermogen, verminderd met de verkrijgingsprijs, niet kleiner is dan het gestorte en opgevraagde deel van het kapitaal, vermeerderd met de reserves die krachtens de wet moeten worden aangehouden, en
   b. het nominale bedrag van de te verkrijgen en de reeds door de Vennootschap en haar dochtermaatschappijen tezamen gehouden Aandelen niet meer dan de helft van het geplaatste kapitaal bedraagt.
3. Voor de geldigheid van de verkrijging van Aandelen door de Vennootschap is bepalend de grootte van het eigen vermogen volgens de laatst vastgestelde balans, verminderd met de verkrijgingsprijs voor Aandelen en uitkeringen uit winst of reserves aan anderen, die zij en haar dochtermaatschappijen na de balansdatum verschuldigd werden.
   Is een boekjaar meer dan zes maanden verstreken zonder dat de jaarrekening is vastgesteld, dan is de verkrijging overeenkomstig lid 2 van dit artikel niet toegestaan.
4. De vorige leden van dit artikel gelden niet voor Aandelen die de Vennootschap om niet of onder algemene titel verkrijgt.
5. Verkrijging van Aandelen in strijd met het bepaalde in lid 2 van dit artikel is nietig.
6. In dit artikel worden onder Aandelen mede Certificaten begrepen.

Vermindering van kapitaal.

Artikel 11.

1. De Algemene Vergadering kan besluiten tot vermindering van het geplaatste kapitaal door Aandelen in te trekken of door het bedrag van de Aandelen bij statutenwijziging te verminderen. Het gestorte en opgevraagde deel van het kapitaal mag niet kleiner worden dan het ten tijde van het besluit wettelijk voorgeschreven minimumkapitaal.

KONINKLIJKE NOTARIËLE BEROEPSORGANISATIE

2. Een besluit tot intrekking kan slechts Aandelen betreffen die de Vennootschap zelf houdt of waarvan zij de Certificaten houdt.

3. Indien de Algemene Vergadering besluit het bedrag van de Aandelen bij statutenwijziging te verminderen - ongeacht of dit geschiedt zonder terugbetaling of met gedeeltelijke terugbetaling op de Aandelen of ontheffing van de verplichting tot storting - moet de vermindering naar evenredigheid op alle Aandelen geschieden. Van het vereiste van evenredigheid mag worden afgeweken met instemming van alle aandeelhouders.

<u>Volmachtverlening. Aandelen die tot een gemeenschap behoren.</u>

<u>Artikel 12.</u>

1. Een aandeelhouder kan voor een of meer van zijn Aandelen aan een of meer personen schriftelijk volmacht verlenen om een of meer, dan wel alle aan die Aandelen verbonden rechten uit te oefenen. Voor hetzelfde Aandeel kan niet gelijktijdig aan meer dan één persoon volmacht worden verleend. De in dit lid bedoelde bevoegdheden komen mede toe aan vruchtgebruikers en pandhouders van Aandelen, alsmede aan houders van Certificaten.

2. De deelgenoten in een gemeenschap die Aandelen of Certificaten of een beperkt recht daarop omvat, kunnen hun rechten slechts uitoefenen door aan een of meer personen daartoe schriftelijk volmacht te verlenen. Worden meer personen gemachtigd, dan moet daarbij worden aangegeven voor welk aantal Aandelen of Certificaten ieder gemachtigd is tot het uitoefenen van de daaraan verbonden rechten.

3. In dit artikel worden onder Certificaten slechts met medewerking van de Vennootschap uitgegeven Certificaten verstaan.

<u>Blokkeringsregeling.</u>

<u>Artikel 13.</u>

1. Iedere overdracht van Aandelen behoeft de goedkeuring van de Algemene Vergadering. De overdracht moet plaatsvinden binnen drie maanden nadat de goedkeuring is verleend of geacht wordt te zijn verleend.

2. De aandeelhouder die een of meer van zijn Aandelen wil overdragen - hierna te noemen: de Verzoeker - stelt de Directie daarvan in kennis. De kennisgeving vermeldt het aantal Aandelen waarop de voorgenomen overdracht betrekking heeft, de aanduidingen van die Aandelen en, indien bekend, de naam en het adres van iedere persoon waaraan de overdracht zal geschieden.

3. De goedkeuring wordt geacht te zijn verleend:

   a. indien de Algemene Vergadering niet binnen zes weken na ontvangst van het verzoek om goedkeuring op dat verzoek heeft beslist;—

b. indien de Algemene Vergadering haar goedkeuring aan de voorgenomen overdracht onthoudt en niet gelijktijdig daarmee aan de Verzoeker opgaaf doet van een of meer gegadigden die bereid en in staat zijn alle Aandelen waarop het verzoek om goedkeuring betrekking heeft, van de Verzoeker te kopen tegen contante betaling van de in lid 4 van dit artikel omschreven prijs. De Vennootschap kan slechts met instemming van de Verzoeker als gegadigde worden aangewezen.—

4. Indien de Algemene Vergadering tijdig een of meer gegadigden heeft aangewezen, wordt de prijs van de Aandelen - die gelijk zal zijn aan de waarde daarvan - vastgesteld door de Verzoeker en de gegadigden - hierna tezamen te noemen: de Belanghebbenden - in onderling overleg. Hebben zij daarover geen overeenstemming bereikt binnen dertig dagen na de datum waarop de gegadigden zijn aangewezen, dan wordt de prijs vastgesteld door een onafhankelijke deskundige, tenzij de Belanghebbenden binnen gemelde termijn van dertig dagen overeenstemming hebben bereikt over de benoeming van meer dan één deskundige. De benoeming van de deskundige(n) geschiedt door de Belanghebbenden in onderling overleg; hebben zij daarover geen overeenstemming bereikt binnen veertien dagen na afloop van de hiervoor in dit lid bedoelde termijn van dertig dagen, dan geschiedt de benoeming van de onafhankelijke deskundige(n), op verzoek van de meest gerede partij, door de voorzitter, of diens plaatsvervanger, van het Nederlands Instituut van Registeraccountants.—

5. Indien de prijs van de Aandelen is vastgesteld door een of meer deskundigen, is de Verzoeker gedurende dertig dagen na de prijsvaststelling vrij in zijn beslissing, of hij de Aandelen tegen de vastgestelde prijs aan de aangewezen gegadigde(n) zal overdragen.—

6. De kosten die zijn verbonden aan de prijsvaststelling door de deskundige(n) komen ten laste van de Verzoeker indien hij niet accoord gaat met de vastgestelde prijs en dientengevolge niet aan de gegadigden wenst over te dragen. In alle overige gevallen komen de in de vorige zin bedoelde kosten ten laste van de Vennootschap.—

DIRECTIE.—

Artikel 14.—

1. De Vennootschap wordt bestuurd door een Directie, bestaande uit één of meer Directeuren. Het aantal Directeuren wordt vastgesteld door de Algemene

KONINKLIJKE NOTARIËLE BEROEPSORGANISATIE

Vergadering.

2. Directeuren worden benoemd door de Algemene Vergadering. De Algemene Vergadering stelt de beloning en de verdere arbeidsvoorwaarden van iedere Directeur en van de in artikel 15, lid 2 bedoelde persoon vast.
3. Een Directeur kan te allen tijde worden geschorst en ontslagen door de Algemene Vergadering. De betrokken Directeur wordt in de gelegenheid gesteld zich in de Algemene Vergadering te verantwoorden. Daarbij kan hij zich doen bijstaan door een raadsman.

<u>Besluitvorming Directie. Belet of ontstentenis.</u>

<u>Artikel 15.</u>

1. Een meerhoofdige Directie besluit met volstrekte meerderheid van de uitgebrachte stemmen.
   Bij staking van stemmen vindt herstemming plaats, indien een Directeur dit verlangt. Vindt geen herstemming plaats of staken de stemmen opnieuw, dan is de Algemene Vergadering bevoegd over het betrokken voorstel te besluiten.
2. Ingeval van belet of ontstentenis van een of meer Directeuren zijn de overige Directeuren of is de enig overblijvende Directeur tijdelijk met het bestuur van de Vennootschap belast.
   Ingeval van belet of ontstentenis van alle Directeuren of van de enig Directeur is de persoon die daartoe door de Algemene Vergadering is of wordt aangewezen, tijdelijk met het bestuur van de Vennootschap belast. Het in de statuten omtrent de Directie en de Directeur(en) bepaalde is op hem van overeenkomstige toepassing. Voorts dient hij zo spoedig mogelijk een Algemene Vergadering bijeen te roepen waarin kan worden besloten over de benoeming van een of meer Directeuren.

<u>Vertegenwoordiging.</u>

<u>Artikel 16.</u>

1. De Directie vertegenwoordigt de Vennootschap. De bevoegdheid tot vertegenwoordiging komt mede aan iedere Directeur afzonderlijk toe.
2. Indien een Directeur in privé een rechtshandeling verricht waarbij ook de Vennootschap partij is, of indien een Directeur in privé een procedure, anders dan bedoeld in artikel 15 van Boek 2, tegen de Vennootschap voert, wordt de Vennootschap vertegenwoordigd door een door de Algemene Vergadering aan te wijzen persoon. De Algemene Vergadering is in de aanwijzing van die persoon geheel vrij.
3. De Directie kan aan een of meer personen procuratie verlenen en zodanige bevoegdheid wijzigen of intrekken,

Beperkingen van de bestuursbevoegdheid.

Artikel 17.

De Algemene Vergadering is bevoegd besluiten van de Directie aan haar goedkeuring te onderwerpen, mits de Algemene Vergadering zodanige directiebesluiten nauwkeurig omschrijft en aan de Directie mededeelt. Het ontbreken van een ingevolge dit artikel vereiste goedkeuring tast de vertegenwoordigingsbevoegdheid, als bedoeld in artikel 16 lid 1, niet aan.

ALGEMENE VERGADERING.

Bijeenroeping. Plaats van de vergadering.

Artikel 18.

1. Onverminderd het bepaalde in artikel 23, worden Algemene Vergaderingen gehouden, zo dikwijls de Directie of een Directeur dit wenst. De bevoegdheid tot bijeenroeping van de Algemene Vergadering komt toe aan de Directie en aan iedere Directeur afzonderlijk.

2. De Directie dient een Algemene Vergadering bijeen te roepen, indien een of meer aandeelhouders die gezamenlijk ten minste een tiende gedeelte van het geplaatste kapitaal vertegenwoordigen, daartoe schriftelijk een verzoek indienen, onder nauwkeurige opgave van de te behandelen onderwerpen.

Indien de Algemene Vergadering niet binnen zes weken na het verzoek wordt gehouden, zijn de verzoekers - met inachtneming van de wet en de statuten - zelf bevoegd de Algemene Vergadering bijeen te roepen zonder daartoe de machtiging van de president van de rechtbank nodig te hebben. Op een bijeenroeping als in de vorige zin bedoeld, is het bepaalde in lid 3 van dit artikel van overeenkomstige toepassing.

3. Tot het bijwonen van de Algemene Vergadering dient iedere aandeelhouder en iedere Certificaathouder te worden opgeroepen. De oproeping dient niet later te geschieden dan op de vijftiende dag voor de dag waarop de vergadering wordt gehouden.

De oproeping geschiedt door middel van oproepingsbrieven, waarin de te behandelen onderwerpen worden vermeld.

4. Is de oproepingstermijn niet in acht genomen of heeft de oproeping niet of niet op de juiste wijze plaatsgehad, dan kunnen niettemin wettige besluiten worden genomen, ook ten aanzien van onderwerpen die niet of niet op de voorgeschreven wijze zijn aangekondigd, mits een zodanig besluit wordt genomen met algemene stemmen in een Algemene Vergadering waarin het gehele geplaatste kapitaal is

KONINKLIJKE NOTARIËLE BEROEPSORGANISATIE

vertegenwoordigd.

5. Algemene Vergaderingen worden gehouden in de gemeente waar de Vennootschap haar zetel heeft of te Rotterdam, Amsterdam, 's-Gravenhage of te luchthaven Schiphol (gemeente Haarlemmermeer).
Onverminderd het bepaalde in lid 4 van dit artikel, kunnen in een elders - in of buiten Nederland - gehouden Algemene Vergadering slechts wettige besluiten worden genomen, indien is voldaan aan de in lid 3 van dit artikel gestelde oproepingsvereisten en het gehele geplaatste kapitaal is vertegenwoordigd.

<u>Toegang tot en leiding van de Algemene Vergadering.</u>

<u>Artikel 19.</u>

1. Toegang tot de Algemene Vergadering hebben de aandeelhouders en de Certificaathouders. Het recht van toegang komt tevens toe aan iedere Directeur die niet is geschorst, en voorts aan iedere persoon die tot het bijwonen van de Algemene Vergadering of een gedeelte daarvan is uitgenodigd door de voorzitter van de betrokken vergadering.
2. Indien een aandeelhouder of een Certificaathouder zich in een Algemene Vergadering wil doen vertegenwoordigen, dient hij schriftelijk een daartoe strekkende volmacht te verlenen, die moet worden overhandigd aan de voorzitter van de betrokken vergadering.
3. De Algemene Vergadering voorziet zelf in haar leiding.
4. Tenzij een notarieel proces-verbaal wordt opgemaakt of de voorzitter zelf de notulen wenst te houden, wijst de voorzitter een persoon aan die met het houden van de notulen is belast.
De notulen worden in dezelfde vergadering of in een volgende vergadering vastgesteld door de Algemene Vergadering en ten blijke daarvan ondertekend door de voorzitter en de notulist van de vergadering waarin de vaststelling geschiedt.

<u>Stemrecht. Besluitvorming.</u>

<u>Artikel 20.</u>

1. Elk Aandeel geeft recht op het uitbrengen van één stem.
2. Bij de vaststelling in hoeverre aandeelhouders stemmen, aanwezig of vertegenwoordigd zijn of in hoeverre het aandelenkapitaal vertegenwoordigd is, wordt geen rekening gehouden met Aandelen waarvoor geen stem kan worden uitgebracht.
3. De Algemene Vergadering besluit met volstrekte meerderheid van de uitgebrachte stemmen, voor zover de statuten geen grotere meerderheid voorschrijven.

KONINKLIJKE NOTARIËLE BEROEPSORGANISATIE

4. Blanco stemmen en ongeldige stemmen worden als niet uitgebracht aangemerkt.-
5. Stemmingen over zaken - schorsing en ontslag van personen daaronder begrepen - geschieden mondeling en stemmingen over personen geschieden bij ongetekende gesloten briefjes, tenzij de voorzitter een andere wijze van stemming vaststelt en geen van de ter vergadering aanwezigen zich daartegen verzet.-
6. Staken de stemmen bij de verkiezing van personen, dan vindt in dezelfde vergadering eenmaal een nieuwe stemming plaats; staken de stemmen dan opnieuw, dan beslist - onverminderd het bepaalde in de volgende zin - het lot.-
   Indien bij verkiezing tussen meer dan twee personen niemand de volstrekte meerderheid van de uitgebrachte stemmen op zich heeft verenigd, vindt herstemming plaats tussen de twee personen die het grootste aantal stemmen op zich verenigden, zonodig na tussenstemming en/of loting.-
   Staken de stemmen omtrent een ander voorstel dan hiervoor in dit lid bedoeld, dan is dat voorstel verworpen.-

Besluitvorming buiten vergadering.

Artikel 21.

Tenzij er (rechts)personen zijn aan wie de rechten, die de wet toekent aan houders van met medewerking van de Vennootschap uitgegeven Certificaten op naam van Aandelen, toekomen, kunnen stemgerechtigde aandeelhouders alle besluiten die zij in een Algemene Vergadering kunnen nemen, ook buiten vergadering nemen, mits zij zich allen schriftelijk ten gunste van het betrokken voorstel uitspreken en zij de Directie vooraf hebben geraadpleegd. De personen die buiten vergadering een besluit hebben genomen, stellen de Directie onverwijld in kennis van dat besluit.-

Boekjaar. Jaarrekening.

Artikel 22.

1. Het eerste boekjaar van de vennootschap van één mei tot en met dertig april.-
2. Jaarlijks binnen vijf maanden na afloop van het boekjaar van de Vennootschap, behoudens verlenging van deze termijn met ten hoogste zes maanden door de Algemene Vergadering op grond van bijzondere omstandigheden, maakt de Directie een jaarrekening en een jaarverslag op over dat boekjaar. Bij deze stukken worden de in artikel 392, lid 1 van Boek 2 bedoelde gegevens gevoegd. Is echter het bepaalde in artikel 403 van Boek 2 op de Vennootschap toegepast, dan vervalt, voor zover de Algemene Vergadering niet anders besluit:-
   a. de verplichting tot het opmaken van het jaarverslag;-
   b. de verplichting tot toevoeging van de in voormeld artikel 392 bedoelde gegevens aan de jaarrekening.-

Indien de Vennootschap kwalificeert als een rechtspersoon als bedoeld in artikel 396 lid 1 of artikel 397 lid 1 van Boek 2, is de Vennootschap niet verplicht een jaarverslag op te maken, tenzij krachtens wettelijke verplichting een ondernemingsraad moet worden ingesteld danwel de Algemene Vergadering, uiterlijk zes maanden na het begin van het betrokken boekjaar, anders heeft besloten.

3. De jaarrekening wordt ondertekend door iedere Directeur. Indien de ondertekening van een of meer Directeuren ontbreekt, wordt daarvan onder opgave van reden melding gemaakt.

4. De Vennootschap zorgt dat de opgemaakte jaarrekening en, indien vereist, het jaarverslag en de krachtens meer bedoeld artikel 392 toegevoegde gegevens zo spoedig mogelijk, doch niet later dan met ingang van de datum van oproeping tot de Algemene Vergadering, bestemd tot hun behandeling, op het kantoor van de Vennootschap aanwezig zijn. Aandeelhouders en Certificaathouders kunnen die stukken aldaar inzien en er kosteloos een afschrift van verkrijgen.

<u>Jaarlijkse Algemene Vergadering. Vaststelling jaarrekening.</u>

<u>Artikel 23.</u>

1. Elk jaar wordt ten minste één Algemene Vergadering gehouden, en wel binnen zes maanden na afloop van het laatst verstreken boekjaar van de Vennootschap.

2. Vaststelling van de jaarrekening geschiedt door de Algemene Vergadering.

<u>Winst en verlies.</u>

<u>Artikel 24.</u>

1. De winst staat ter beschikking van de Algemene Vergadering.

2. De Vennootschap kan slechts uitkeringen doen voor zover haar eigen vermogen groter is dan het gestorte en opgevraagde deel van het geplaatste kapitaal vermeerderd met de reserves die krachtens de wet moeten worden aangehouden.

3. Uitkering van winst geschiedt eerst na vaststelling van de jaarrekening waaruit blijkt dat zij geoorloofd is.

4. Door de Vennootschap gehouden Aandelen of Certificaten en Aandelen of Certificaten die de Vennootschap in vruchtgebruik heeft, tellen niet mee bij de berekening van de winstverdeling.

5. De Algemene Vergadering kan besluiten tot het doen van tussentijdse uitkeringen. Een besluit tot het uitkeren van een interim-dividend uit de winst over het lopende boekjaar kan tevens door de Directie worden genomen.
   Uitkeringen als in dit lid bedoeld, kunnen slechts geschieden indien is voldaan aan het bepaalde in lid 2 van dit artikel.

6. Tenzij de Algemene Vergadering een andere termijn vaststelt, worden dividenden binnen dertig dagen na vaststelling ter beschikking gesteld.
7. De Algemene Vergadering kan besluiten dat dividenden geheel of gedeeltelijk in een andere vorm dan in contanten zullen worden uitgekeerd.
8. Ten laste van door de wet voorgeschreven reserves mag een tekort slechts worden gedelgd indien en voor zover de wet dat toestaat.

<u>Statutenwijziging. Fusie. Splitsing.</u>

<u>Artikel 25.</u>

De Algemene Vergadering kan een besluit tot statutenwijziging, een besluit tot fusie of een besluit tot splitsing in de zin van Titel 7 van Boek 2 slechts nemen met een meerderheid van ten minste twee derden van de uitgebrachte stemmen; deze meerderheid dient meer dan de helft van het geplaatste kapitaal te vertegenwoordigen.

<u>Ontbinding en vereffening.</u>

<u>Artikel 26.</u>

1. De Algemene Vergadering is bevoegd te besluiten tot ontbinding van de Vennootschap, mits met inachtneming van de in artikel 25 gestelde vereisten.
2. Tenzij de Algemene Vergadering anders besluit of de wet anders bepaalt, treden de Directeuren als vereffenaars van het vermogen van de ontbonden Vennootschap op.
3. Hetgeen van het vermogen van de ontbonden Vennootschap resteert na voldoening van al haar schulden, wordt aan de aandeelhouders overgedragen naar evenredigheid van het op ieders Aandelen verplicht gestorte gedeelte van het nominaal bedrag daarvan.
4. Na voltooiing van de vereffening blijven de boeken, bescheiden en andere gegevensdragers van de ontbonden Vennootschap gedurende zeven jaren berusten bij degene die daartoe schriftelijk door de vereffenaars is aangewezen.

<u>Slotverklaringen.</u>

Ten slotte heeft de comparant verklaard:

a. het bij de oprichting geplaatste kapitaal bedraagt achttienduizend euro (EUR 18.000). In het geplaatste kapitaal neemt de Oprichter, deel voor éénhonderdtachtig (180) aandelen, genummerd 1 tot en met 180. De plaatsing geschiedt à pari. Het geplaatste kapitaal is in geld volgestort. Storting in vreemd geld is toegestaan. Aan deze akte zijn gehecht de stukken waarvan artikel 203a, Boek 2 van het Burgerlijk Wetboek aanhechting voorschrijft. De vennootschap aanvaardt de stortingen op de bij de oprichting geplaatste aandelen;
b. voor de eerste maal worden tot directeuren benoemd:

1) de heer Willem Pierre Kromhout, wonende te Peppinghof 59, 1391 BB te Abcoude, geboren te Den. Helder op drie oktober negentienhonderd zevenenvijftig; en

ii) de Oprichter;

c. het eerste boekjaar van de Vennootschap zal lopen tot en met dertig april tweeduizend acht.

De ministeriële verklaring dat van bezwaren niet is gebleken, is verleend op tien juli tweeduizend zeven onder nummer B.V. 1444162, waarvan blijkt uit een schriftelijke verklaring van het Ministerie van Justitie die aan deze akte wordt gehecht.

Slot akte

De verschenen persoon is mij, notaris, bekend.

Deze akte is in minuut opgemaakt en verleden te Amsterdam op de datum vermeld in de aanhef van de akte. De inhoud van deze akte is door mij, notaris, zakelijk aan de verschenen persoon meegedeeld en toegelicht. Vervolgens heb ik, notaris, de verschenen persoon gewezen op de gevolgen die uit de inhoud van de akte voortvloeien. De verschenen persoon heeft ten slotte verklaard tijdig van de inboud van deze akte kennis te hebben genomen en daarmee in te stemmen. Deze akte is na beperkte voorlezing onmiddellijk door de verschenen persoon en mij, notaris, ondertekend, om veertien uur en vijftien minuten.

w.g. de verschenen persoon en de notaris.

UITGEGEVEN VOOR AFSCHRIFT

door mij, mr. Daan ter Braak, notaris te

Amsterdam, op 17 juli 2007.

[Graphic Appears Here]

[Graphic Appears Here]

The undersigned:

Jacobine Marga Alice Tinselboer, candidate civil-law notary, acting as deputy of Daan ter Braak, civil-kw notary at Amsterdam:

declares:

that the attached document is a fair but an unofficial English translation of the Deed of

Incorporation of CHC Hoofddorp B.V., executed before Daan ter Braak,

aforementioned, civil-law notary, on 17 July 2007, in which an attempt has been made to be as literal as possible without jeopardizing the overall continuity.

Inevitably, differences may occur in translation, and if so, the Dutch text will by law govern.

Signed in Amsterdam on 25 July 2007.

[Graphic Appears Here]

[Graphic Appears Here]

VAN DOORNE N.V.

TB/JT/60006347

In this translation an attempt has been made to be as literal as possible without jeopardising the overall continuity. Inevitably, differences may occur in translation, and if so the Dutch text will by law govern.

INCORPORATION OF CHC HOOFDDORP B.V.

On the seventeenth day of July two thousand and seven, Daan tet Braak, civil law notary at Amsterdam:

Jacobine Marga Alice Tinselboer, born in Hardenberg on the sixteenth day of August nineteen hundred and seventy-five, with office address at Jachthavenweg 121,1081 KM Amsterdam, acting as proxy of, and pursuant to a power of attorney, authorised in writing by:

CHC Netherlands B.V., a private company with limited liability incorporated under the laws of The Netherlands, having its registered office in Amsterdam (The Netherlands) and its business office at Parellaan 9, 2132 WS Hoofddorp (The Netherlands), registered with the Trade Register of the Chamber of Commerce under number 34201433, hereinafter referred to as: the “Incorporator”.

The appearer, acting as aforementioned, has declared that he hereby incorporates a private closed company with limited liability with the following articles of association:

ARTICLES OF ASSOCIATION

Name and Registered Office.

Article 1.

1.	The Company is a private company with limited liability and its name is: CHC Hoofddorp B.V.

2.	The Company has its registered office in Hoofddorp, The Netherlands.

The Company may have branch offices elsewhere, also outside The Netherlands.

Objects.

Article 2.

1.	The objects for which the Company is established are:

a.	either alone or jointly with others to acquire and dispose of participations or other interests in bodies corporate, companies and enterprises, to collaborate with and to manage such bodies corporate, companies or enterprises;

b.	to acquire, manage, turn to account, encumber and dispose of any property - including intellectual property rights - and to invest capital;

c.	to supply or procure the supply of money loans, particularly - but not exclusively - loans to bodies corporate and companies which are subsidiaries and/or affiliates of the Company or in which the Company holds any interest - all this subject to the provision in paragraph 2 of this Article - , as well as to draw or to procure the drawing of money loans;

d.	to enter into agreements whereby the Company grants security, commits itself as guarantor or severally liable co-debtor, or declares itself jointly or severally liable with or for others, particularly - but not exclusively - to the benefit of bodies corporate and companies as referred to above under c;

e.	for purposes not related to the conduct of its business to make periodic payments for or towards pension or superannuation funds or other objects;

f.	to do all such things as are incidental or conducive to the above objects or any of them.

2.	The Company may make loans with a view to enabling others to take or acquire Shares in its capital or Depository Receipts thereof, provided that such loans shall not exceed the amount of the Company’s distributable reserves.

Capital.

Article 3.

The authorised capital of the Company is ninety thousand euro (EUR 90,000), divided into nine hundred (900) Shares of a par value of one hundred euro (EUR 100) each.

Definitions.

Article 4.

1.	In these Articles of Association the following words and expressions shall have the meanings hereby assigned to them:

a.	“Book 2” means: Book 2 of the Dutch Civil Code;

b.	“Board of Managing Directors/Managing Director(s)” means: the body of persons/individual person(s) controlling the management of the Company’s business and representing the Company in the terms as defined in Book 2;

c.	“Company” means: the body corporate governed by these Articles of Association;

d.	“General Meeting” means: the members constituting the general meeting, and also: meetings of that body of members;

e.	“Shares” means: shares in the capital of the Company;

f.	“Transfer Restrictions” means: the provisions in these Articles of Association which limit the transferability of Shares;

g.	“Depository Receipts” means: registered depository receipts issued for Shares with or without the cooperation of the Company;

h.	“Receipt Holders” means: holders of Depository Receipts issued with the cooperation of the Company, and also includes persons who possess usufruct of Shares and are entitled to vote such Shares, persons to whom Shares have been pledged and are entitled to vote such Shares, as well as shareholders who have no voting rights;

i.	“Receipt Holders’ Rights” means: the rights which by law vest in the Receipt Holders referred to under h, including but not limited to the right to receive notice of General Meetings, the right to attend such meetings and the right to take the floor at such meetings.

2.	The expressions “written” and “in writing” used in these Articles of Association mean: communications sent by post, telefax or by any other means of telecommunication capable of transmitting written text.

Shares. Depository Receipts. Usufruct and pledge of Shares.

Article 5.

1.	All Shares shall be registered Shares. No share certificates shall be issued. The Board of Managing Directors may number the Shares in consecutive order, starting from number 1, and subject to this provision the Board of Managing Directors may change the numbering of Shares.

2.	The Company may give its cooperation in the issue of Depository Receipts. Depository Receipts may not be issued to bearer.

3.	Shales may be encumbered with usufruct. If at the creation of the usufruct it has been provided that the right to vote shall vest in the usufructuary, he shall have that right only if the grant of the voting right to the usufructuary and - in the case of assignment or transmission of the usufruct - the transmission of the voting right have been unanimously approved by the General Meeting.

4.	Shares may be pledged as security. If at the creation of the pledge it has been

4.	If, as and when Depository Receipts have been issued with the cooperation of the Company, the particulars concerning the holders of such Depository Receipts shall be entered in the register of shareholders as referred to in paragraph 3 of this Article, or in a separate record belonging to and being part of the register of shareholders.

5.	The register of shareholders shall be updated at regular times. The pages of the register shall be numbered consecutively and shall be initialled by such number of Managing Directors as is required for the valid representation of the Company. Each entry or note made in the register shall be initialled in the same manner.

Issue of Shares.

Article 8.

1.	The General Meeting has the power to resolve to issue Shares and to determine the price of issue and the other terms of issue, which terms may include payment on Shares in a foreign currency.

2.	The provisions of paragraph 1 of this Article shall apply mutatis mutandis to the granting of rights to take Shares, but not to the issue of Shares to a person exercising a previously acquired right to take Shares.

3.	The issue of Shares shall require a notarial deed to which the Company and each person to whom Shares are issued shall be parties.

4.	The Company cannot take Shares in its own capital.

5.	When Shares are taken the amount of their par value must be paid at the samè time. It may be agreed that part of that amount, such part not to exceed three fourths of the par value of the Shares, may remain unpaid until the Company shall make a call in respect of the monies unpaid on the Shares. Such arrangement may only be agreed prior to the resolution to issue Shares and shall require the approval of the General Meeting.

Pre-emptive right at issue of Shares.

Article 9.

1.	Except as otherwise provided by law, at the issue of Shares each shareholder shall have a pre-emptive right pro rata to the total amount of the Shares held by him on the date of the resolution to issue Shares.

2.	If any shareholder fails to exercise his pre-emptive right or does not exercise that right on time or in full, the pre-emptive right in respect of the Shares so becoming available shall enure to the benefit of the other shareholders in the proportion described in paragraph 1 of this Article.

3.	In this Article the expression Depository Receipts refers only to Depository Receipts issued with the cooperation of the Company.

Transfer restrictions.

Article 13.

1.	Each and every transfer of Shares shall require the prior approval of the General Meeting. The transfer must be made within three months after the approval has been granted or is deemed to have been granted.

2.	The shareholder who wishes to transfer any of his Shares -hereinafter referred to as: the Transferor- shall give notice of that intent to the Board of Managing Directors, such notice to state the number of Shares intended to be transferred, the identifying numbers of those Shares and, if known, the name and address of each person to whom Shares are to be transferred.

3.	The approval shall be deemed to have been granted:

a.	if the General Meeting has not decided on the request for approval within six weeks of receipt of that request;

b.	if the General Meeting withholds its approval of the intended transfer and does not simultaneously inform the Transferor of the names of one or more prospective purchasers -hereinafter referred to as: Purchasers- who are willing and able to purchase from the Transferor, against payment in cash of the price as described in paragraph 4, all of the Shares to which the request for approval relates. The Company itself may be designated as a Purchaser only with the consent of the Transferor.

4.	If the General Meeting has duly designated one or more Purchasers, the price of the Shares -to be equal to their value- shall be determined by the Transferor and the Purchasers - hereinafter jointly referred to as: the Interested Parties - in mutual agreement. If they fail to reach such agreement within thirty days from the date when the Purchasers were designated, the price shall be determined by one independent expert, unless within the aforesaid term of thirty days the Interested Parties have reached agreement on the appointment of more than one expert. The expert(s) shall be appointed by the Interested Parties in mutual agreement; failing such agreement within fourteen days from the end of the aforesaid term of thirty days, the appointment of the independent expert(s) shall be made, at the request of any of the Interested Parties, by the Chairman or deputy Chairman of the Board of the Netherlands Institute of Chartered Accountants.

5.	If the price of the Shares has been determined by one or more experts, during a period of thirty days after the price has so been determined, the Transferor shall be free to decide whether or not he will transfer the Shares to the Purchaser(s) at the price as so determined.

6.	The costs incidental to the determination of the price by the expert(s) shall be paid by the Transferor if he does not agree to the price as determined and consequently declines to transfer the Shares to the Purchasers. In all other cases the aforesaid costs shall be paid by the Company.

BOARD OF MANAGING DIRECTORS.

Article 14.

1.	The business and affairs of the Company shall be managed by a Board of Managing Directors consisting of one or several Managing Directors. The numbers of Managing Directors shall be determined by the General Meeting.

2.	The Managing Directors shall be appointed by the General Meeting. The General Meeting shall determine the remuneration and further terms of employment of each Managing Director and of the person referred to in paragraph 2 of Article 15.

3.	A Managing Director may be suspended and/or removed from office by the General Meeting at any time. The Managing Director concerned shall be given the opportunity to account for his conduct at the General Meeting. For that purpose he may have himself assisted by a legal adviser.

Decision-making by the Board of Managing Directors, Managing Directors’ ceasing to hold office or being unable to act.

Article 15.

1.	If the Board of Managing Directors consists of several members, resolutions of the Board of Managing Directors shall require an absolute majority of the votes cast.

If the voting for and against a proposal is equally divided, another vote shall be taken if so demanded by any Managing Director. If no second vote is taken or if the voting for and against the proposal is again equally divided, the General Meeting shall have the power to decide on the proposal concerned.

2.	In the event that one or more Managing Directors shall cease to hold office or be unable to act, the other or remaining Managing Directors or the only other or remaining Managing Director shall be temporarily entrusted with the management of the Company.

In the event that all Managing Directors or the sole Managing Director shall cease to hold office or be unable to act, the management of the Company shall be temporarily entrusted to the person designated or to be designated for that purpose by the General Meeting. The provisions of these Articles of Association concerning the Board of Managing Directors and the Managing Director(s) individually shall apply mutatis mutandis to that person. Furthermore, that person shall be required to call a General Meeting as soon as possible, which General Meeting may decide on the appointment of one or several new Managing Directors.

Representation.

Article 16.

1.	The Board of Managing Directors shall represent the Company. The power to represent the Company shall also vest in each Managing Director, acting individually.

2.	If a Managing Director performs any transaction in a private capacity to which transaction the Company also is a party, or if a Managing Director, acting in his private capacity, conducts any legal action against the Company other than as referred to in Section 15 of Book 2, the Company shall be represented by a person to be appointed by the General Meeting. The choice of the person so to be appointed shall be at the sole discretion of the General Meeting.

3.	The Board of Managing Directors may grant power of attorney for signature to one or several persons and may alter or revoke such power of attorney.

Restrictions of executive powers.

Article 17.

The General Meeting may determine that certain resolutions of the Board of Managing Directors shall be subject to its prior approval, provided that the General Meeting shall carefully describe such board resolutions and notify the Board of Managing Directors accordingly. The absence of any approval required pursuant to this Article shall not affect the power of representation as referred to in paragraph 1 of Article 16.

GENERAL MEETING.

Notice and, venue of the General Meeting.

Article 18.

1.

Without prejudice to the provisions of Article 23, General Meetings shall be held as frequently as the Board of Managing Directors or any Managing Director may wish. The power to call the General Meeting shall vest in the Board of Managing

Directors and in each Managing Director individually.

2.	The Board of Managing Directors shall be required to call a General Meeting if one or several shareholders jointly representing at least one tenth of the issued and outstanding share capital so request the Board of Managing Directors, such request to specify the subjects to be discussed.

If the General Meeting is not held within six weeks after such request, the applicants themselves shall be authorised to call the General Meeting - with due observance of the applicable provisions of the law and the Articles of Association - without for that purpose requiring authorisation from the President of the District Court. The provisions of paragraph 3 of this Article shall apply mutatis mutandis to notice of a General Meeting as referred to in the preceding sentence.

3.	Notice of the General Meeting must be given to each shareholder and Receipt Holder. The term of notice must be at least fifteen clear days before the day on which the meeting is held. Notice shall be given by means of letters, specifying the subjects to be discussed at the meeting.

4.	If the term of notice has not been observed or if notice has not been given or has not been served in the appropriate manner, valid resolutions may nevertheless be passed, also in respect of subjects which have not been announced or the announcement of which has not been made in the prescribed manner, provided that any such resolution be passed unanimously at a General Meeting at which the entire issued and outstanding share capital is represented.

5.	General Meetings shall be held in the municipality in which the Company’s office is situated or in Rotterdam, Amsterdam, the Hague or at Schiphol Airport in the municipality of Haarlemmermeer. Entirely without prejudice to the provisions of paragraph 4 of this Article, any resolution passed at a General Meeting held elsewhere - in or outside the Netherlands - shall be valid only if the requirements of notice set out in paragraph 3 of this Article have been complied with and the entire issued and outstanding share capital is represented.

Admittance to and chairmanship of the General Meeting.

Article 19.

1.

The shareholders and the Receipt Holders are entitled to admittance to the General Meeting. The Managing Directors of the Company also are entitled to admittance, with the exception of any Managing Director who has been suspended, and admittance shall further be granted to any person whom the chairman of the meeting concerned has invited to attend the General Meeting or any part of that meeting.

2.	If a shareholder or a Receipt Holder wishes to attend any General Meeting by proxy, he must issue a written power of attorney for that purpose, which power of attorney must be presented to the chairman of the meeting concerned.

3.	The General Meeting itself shall appoint its chairman.

4.	Unless a notarial record of the business transacted at the meeting is drawn up, or unless the chairman himself wishes to keep minutes of the meeting, the chairman shall designate a person charged with keeping the minutes. The minutes shall be adopted by the General Meeting at the same meeting or at a subsequent meeting, in evidence of which the minutes shall be signed by the chairman and the secretary of the meeting at which the minutes were adopted.

Voting rights. Decision-making.

Article 20.

1.	Each Share carries the right to cast one vote.

2.	In determining to which extent the shareholders cast votes, are present or are represented, or to which extent the share capital is represented the Shares in respect of which no votes may be cast shall not be taken into account.

3.	Unless the Articles of Association stipulate a larger majority, all resolutions of the General Meeting shall be passed by an absolute majority of the votes cast.

4.	Blank votes and invalid votes shall not be counted.

5.	Votes on business matters - including proposals concerning the suspension, dismissal or removal of persons - shall be taken by voice, but votes on the election of persons shall be taken by secret ballot, unless the chairman decides on a different method of voting and none of the persons present at the meeting object to such different method of voting.

6.	If at the election of persons the voting for and against the proposal is equally divided, another vote shall be taken at the same meeting; if then again the votes are equally divided, then - without prejudice to the provision in the next following sentence of this paragraph - a drawing of lots shall decide.

If at an election of persons the vote is taken between more than two candidates and none of the candidates receive the absolute majority of votes, another vote -where necessary after an interim vote and/or a drawing of lots - shall be taken between the two candidates who have received the largest number of votes in their favour.

If the voting for and against any other proposal than as first referred to in this paragraph is equally divided, that proposal shall be rejected.

Decision-making outside a meeting.

Article 21.

Unless there are legal entities or persons, who are entitled to the rights which the law assigns to the holders of Depository Receipts issued with the cooperation of the Company, any resolution which shareholders entitled to vote can pass at a General Meeting may also be passed by them outside a meeting, provided that they all express themselves in writing in favour of the proposal concerned. The persons who have passed a resolution outside a meeting shall immediately inform the Board of Managing Directors of that resolution.

Financial Year. Annual accounts.

Article 22.

1.	The financial year shall run from the first day of May up to and including the thirtieth day of April.

2.	Each year within five months after the end of the Company’s financial year, save where this term is extended by a maximum of six months by the General Meeting on account of special circumstances, the Board of Managing Directors shall draw up annual accounts and an annual report on that financial year. To these documents shall be added the particulars referred to in Section 392, sub-section 1, of Book 2. However, if the provisions of Section 403 of Book 2 have been applied to the Company and if and to the extent that the General Meeting does not decide otherwise:

a.	the obligation to draw up the annual report and

b.	the obligation to add to the annual accounts the particulars referred to in Section 392 of Book 2 shall not apply.

If the Company qualifies as a legal entity in the terms of Section 396 sub-section 1 or Section 397 sub-section 1 of Book 2 the Company shall not be required to make an annual report unless by law the Company must establish a works council or unless no later than six months from the start of the financial year concerned the General Meeting has resolved otherwise.

3.	The annual accounts shall be signed by all Managing Directors. If the signature of one or more of the Managing Directors is missing, this and the reason for such absence shall be stated.

4.	The Company shall ensure that the annual accounts and, if required, the annual report and the particulars added by virtue of Section 392 of book 2 shall be resolution for a division in the terms of Part 7 of Book 2 may be passed by the General Meeting only by a majority of at least two thirds of the votes cast; such majority must represent more than one half of the issued and outstanding share capital.

Winding up and liquidation.

Article 26.

1.	The General Meeting shall have the power to resolve to wind up the Company, provided with due observance of the requirement laid down in Article 25.

2.	Unless otherwise resolved by the General Meeting or unless otherwise provided by law, the Managing Directors of the Company shall be the liquidators of the Company.

3.	The surplus assets remaining after all the Company’s liabilities have been satisfied shall be divided among the shareholders in proportion to that part of the par value of the Shares which each one has paid on his Shares by virtue of calls made upon the shareholders.

4.	After completion of the liquidation the books, records and other data-carriers of the dissolved Company shall for a period of seven years remain in the custody of the person whom the liquidators have appointed for that purpose in writing.

Final statements.

Finally, the appearer has declared:

a.	at the incorporation the issued share capital amounts to eighteen thousand Euro (EUR 18,000) The following are participating in the issued capital of the company for all one hundred and eighty (180) shares. The issuance takes place at par value. The issued share capital has been paid up in cash. Payment in foreign currency is permitted. The documents which must be attached by virtue of Article 203a, Book 2 of the Civil Code have been attached to this instrument. The company accepts the payments on the shares issued at the incorporation;

b.	the first members of the management board are:

i)	Willem Pierre Kromhout, living at Peppinghof 59, 1391 BB Abcoude, born in Den Helder on the third day of October nineteen hundred fifty-seven; and

ii)	the Incorporator.

c.	the first financial year of the Company shall run up to and including the thirtieth day of April two thousand and eight.

The ministerial declaration of no objections was granted on the tenth day of July two thousand and seven, under number B.V. 1444162, as stated in the written declaration of the Ministry of Justice, which has been attached to this instrument

The appearer is known to me, civil law notary.

THIS DEED,

drawn up to be kept in the civil law notary’s custody was executed in Amsterdam on the date first above written.

The contents of this instrument were given and explained to the appearer.

He then declared that he had timely noted and approved the contents and did not want a full reading thereof. Thereupon, after limited reading, this instrument was signed by the appearer and by me, civil law notary.